Form of Carrier Award Agreement – Founder’s Grant
LTIP Award Agreement
I hereby accept this award, and agree to be bound by the terms, conditions, and restrictions of such award as set forth in the Carrier Global Corporation 2020 Long-Term Incentive Plan (the “LTIP”) and the Schedule of Terms applicable to this award.  I understand that these documents are available on the UBS site and acknowledge that I have had the opportunity to review these documents.  I understand that hard copy documents are also available from the Company at my request.  I understand the conditions upon which my award is subject to forfeiture and / or recoupment. I accept responsibility for any tax liabilities associated with this award at the time of grant, lapse, exercise and / or sale and I authorize the Company and / or its Affiliates, in its sole discretion, to withhold any amounts necessary to comply with tax withholding and filing requirements. In accepting this award, I voluntarily consent to and authorize the Company, its Affiliates, and its third party administrators to collect, use, process, transmit and hold my personal data (including sensitive personal data), in electronic or other form, as required for the implementation, administration, and management of the LTIP and this award within or outside the country in which I reside or work.  I understand that if I do not want to have my personal data shared, I may choose to not accept this award. I understand and accept that the LTIP and all Awards made, and actions taken thereunder, are governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws and, where applicable, the laws of the United States. I understand and agree that if this Agreement or any other document related to this award is translated into a language other than English and a conflict arises between the English and translated version, the English version will control.
I have read and understand the terms and conditions of this award as documented in the LTIP and Schedule of Terms.  I agree that my electronic signature constitutes my final and binding agreement to such terms and conditions.
Award highlights:

Grant Type	Performance Share Unit (PSU)
Award Weighting (% of total award)	50%
Grant Date	May 14, 2020
Vest Date	May 14, 2023
Performance Measure	3-year Relative TSR compared to a subset of S&P 500 Industrials (31 companies)
Performance Period	May 14, 2020 to May 14, 2023
Payout Range	0% to 200%; maximum payout of 100% if TSR is negative (regardless of relative performance)
Dividend Eligibility	PSUs do not earn reinvested dividends

Grant Type	Stock Appreciation Right (SAR)
Award Weighting (% of total award)	50%
Grant Date	May 14, 2020
Vest Date	May 14, 2023
Expiration Date	May 13, 2030
Grant Price	Closing stock price on grant date